Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50543 and 333-144470 of Kforce Inc. on Form S-8 of our report dated June 24, 2009 relating to the financial statements and financial statement schedules of the Kforce Government Practice Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008, appearing in this Annual Report on Form 11-K of Kforce Government Practice Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Tampa, Florida
June 24, 2009